News Release

For Immediate Release:

October 14, 2011

International Barrier Technology Releases Fiscal Year-End Results: Double Digit Growth in Sales Revenue and Sales Volumes of Shipments for the period ended June 30, 2011.

25% Growth in Sales Revenues and 39% Growth in Sales Volumes of Shipments

October 14, 2011 – Watkins, MN International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire-resistant building materials, is pleased to release Fiscal Year End 2011 financial results.  Sales revenue generated for the fiscal period increased 25% from $2,606,254 to $3,256,019.  Barrier is reporting net income of $895,811, or $0.02 per share, compared to a net loss of ($2,329,567), or ($0.07) per share fully diluted in the prior fiscal year period.

Sales volume of shipments of Barrier products for the fiscal year ending June 30, 2011 was 6,962,300 sq. ft.  This is an increase of 39% over the 5,002,700 sq. ft. that was shipped during fiscal 2010.  Shipments into the Residential Roof Deck/Wall Assembly/Structural Insulated Panel Market, distributed as LP® FlameBlock® Fire-Rated OSB Sheathing, increased 55% and shipments into the Commercial Modular Market, distributed as MuleHide FR Deck Panel, increased 29%.

Achievements during the fiscal year ended June 30, 2011:

*January 18, 2011 – Barrier and LP® Building Products (LP) extended their Supply Agreement through December 31, 2013.  The agreement gives LP the exclusive right to sell Pyrotite® treated panels in North America to all markets other than Commercial Modular (Mule-Hide Products) under their brand name LP® FlameBlock® Fire-Rated OSB Sheathing.

*Barrier and LP successfully certified and listed a fire-rated air plenum product with the International Code Council (ICC-ES).

*New product labels were approved in Canada, enabling more effective marketing and utilization in Canada.

*Barrier and LP successfully certified and listed a 7/16” performance grade panel that has proven more competitive to FRT plywood in many market regions.

*June, 2011 - LP® FlameBlock® was approved by CAL FIRE for use in Wildland-Urban Interface (WUI) zones as exterior wall sheathing behind LP® SmartSide® lap and panel siding, along with cedar shingles and lap siding.

*New product approval in Honolulu, HI for LP® FlameBlock® with LP® SmartGuard which helps resist decay, fungi, and termites.

“Barrier’s partnerships with both LP and Mule-Hide have increased our market share and growth for our proprietary technology during a year with continued weakness in the building industry,” states Barrier’s President and CEO, Dr. Michael Huddy.  “As the construction industry gradually improves, the company is well positioned, both in market share penetration and manufacturing efficiencies, to respond quickly and effectively.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Tom Corcoran, Investor Relations Manager

International Barrier Technology

(866) 735-3519

tcorcoran@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.